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                                                                  Exhibit (h)(5)

                   CUSTOMER IDENTIFICATION SERVICES AMENDMENT

     This Customer Identification Services Amendment (the "Amendment") amends, as of the 1st day of October 2003 (the "Effective Date"), the Transfer Agency and Services Agreement, dated as of January 1, 2003, between The Galaxy Fund (the "Fund") and PFPC Inc. ("PFPC") (the "Agreement").

     For valuable consideration, the receipt and sufficiency of which the parties hereto hereby acknowledge, the Fund and PFPC hereby agree as follows:

1. Customer Identification Program Services. As of the Effective Date, the Agreement shall (without any further action by either of the parties hereto) be amended by the addition of the following new provision:

          "Customer Identification Program Services. To help the Fund comply with its Customer Identification Program ("CIP") (which the Fund is required to have under regulations issued under Section 326 of the USA PATROIT Act), PFPC will do the following:

          (a) Implement procedures under which new accounts in the Fund are not established unless PFPC has obtained the name, date of birth (for natural persons only), address and government-issued identification number (collectively, the "Data Elements") for each corresponding Customer (as defined in 31 CFR 103.131).

          (b) Use collected Data Elements to attempt to reasonably verify the identity of each new Customer promptly before or after each corresponding new account is opened. Methods may consist of non-documentary methods (for which PFPC may use unaffiliated information vendors to assist with such verifications) and documentary methods (as permitted by 31 CFR 103.131), and may include procedures under which PFPC personnel perform enhanced due diligence to verify the identities of Customers the identities of whom were not successfully verified through the first-level (which will typically be reliance on results obtained from an information vendor) verification process(es).

          (c) Record the Data Elements and maintain records relating to verification of new Customers consistent with 31 CFR 103.131
               (b)(3).

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          (d)  Determine whether new Customers appear on any lists of known or suspected terrorist organizations provided by any government agency consistent with 31 CFR 103.131 (b)(4).

          (e) Regularly report to the Fund about measures taken under (a)-(d) above.

          (f) If PFPC provides services by which prospective Customers may subscribe for shares in the Fund via the Internet or telephone, work with the Fund to notify prospective Customers, consistent with 31 CFR 103.131(b)(5), about the Fund's CIP.

          (g) Set forth on a separate fee schedule compensation amounts due to PFPC for providing these CIP Services.

          Notwithstanding anything to the contrary, and without expanding the scope of the express language above, PFPC need not collect the Data Elements for (or verify) prospective Customers (or accounts) beyond the requirements of relevant regulations (for example, PFPC will not verify Customers opening accounts through NSCC) and PFPC need not perform any task that need not be performed for the Fund to be in compliance with relevant regulations.

          The Fund on behalf of each of its investment portfolios hereby agrees that PFPC need not perform steps (a)-(g) above with respect to any subscriber who is then a Customer of any other portfolio of the Fund, and that such Customers do not have exchange privileges with any other legal entity.

          PFPC hereby represents and warrants that (i) that it has implemented an anti-money laundering program and (ii) will certify annually to the Fund that it does perform the CIP services for the Fund described above.

2. General. This Amendment contains the entire understanding between the parties with respect to the services contemplated hereby. Except as expressly set forth herein, the Agreement shall remain unaffected hereby.

                                       -2-

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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers, as of the day and year first above written.


THE GALAXY FUND


By: /s/ Joseph R. Palombo
   ----------------------
Name: Joseph R. Palombo
Title:


PFPC INC.


By: /s/ James W. Pasman
   --------------------
Name: James W. Pasman
Title: Sr. Vice President

                                       -3-

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                           [Letterhead of PFPC, Inc.]


                                 October 1, 2003

The Galaxy Fund
One Financial Center
Boston, MA 02111

     Re: Customer Identification Services Fees

Dear Sir/Madam:

     This letter constitutes our agreement with respect to compensation to be paid to PFPC Inc. ("PFPC") solely for Customer Identification Services provided under of the Transfer Agency and Services Agreement dated January 1, 2003 between The Galaxy Fund ("you" or the "Fund") and PFPC (the "Agreement"), as amended. The Fund will pay PFPC fees, as follows:

     -    $2.25 per customer verification
     -    $.02 per month per search result stored
     -    $10,000 one time set-up fee*

*The $10,000 one time set up fee will only be charged if and when the Fund has a direct shareholder account opened on PFPC's mainframe transfer agent system.

     The fees described above are in addition to, and in no way affect, other fees to which the parties hereto have agreed (or in the future agree) with respect to the Agreement and related services.

     If the foregoing accurately sets forth our agreement and you intend to be legally bound thereby, please execute a copy of this letter and return it to us.

                                 Very truly yours,

                                 PFPC INC.

                                 By: /s/ James Pasman
                                     ----------------

                                 Name: James Pasman
                                       ------------

                                 Title: Sr. Vice-president/Managing Director
                                        ------------------------------------

Agreed and accepted:

THE GALAXY FUND

By: /s/ Glen P. Martin
    ------------------

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Name: Glen P. Martin
      --------------

Title: Vice President
       --------------

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